Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 150 to File No. 002-19458; Amendment No. 150 to File No. 811-01136) of Guggenheim Funds Trust of our report dated November 27, 2013 on the financial statements and financial highlights of Alpha Opportunity Fund, a series of Security Equity Fund, included in the September 30, 2013 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

September 22, 2014